Exhibit 99.1

Universal Insurance Holdings, Inc. Announces New $20 Million Share Repurchase

Authorization and Completion of Existing $20 Million Share Repurchase Program

Fort Lauderdale, Fla., December 12, 2018 – Universal Insurance Holdings, Inc. (NYSE: UVE) announced today that its Board of Directors has authorized a new share repurchase program under which the Company may repurchase up to $20 million of its outstanding shares of common stock through May 31, 2020. This new authorization follows the completion of the $20 million share repurchase program announced on November 8, 2017.

Share repurchases may be made by the Company from time to time in open market transactions at prevailing market prices and are subject to relevant rules under the Securities Exchange Act of 1934, as amended (Exchange Act). The Company will effect repurchase transactions in compliance with Rule 10b-18 under the Exchange Act and the Company’s insider trading policy.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is actively writing business in 17 states. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. APPCIC is additionally licensed and has commenced writing Fire, Commercial Multi-Peril, and Other Liability lines of business in Florida. Learn more at universalinsuranceholdings.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2017 and Form 10-Q for the quarter ended September 30, 2018.

Contacts:

Investors Rob Luther VP, Corporate Development, Strategy & IR 954-595-7272 rluther@universalproperty.com	Media Andy Brimmer / Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher 212-355-4449